Exhibit 99.1
Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
Tel: 972-308-6847

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS 127% INCREASE IN REVENUES
FOR THIRD QUARTER 2008

– Company Reports Six Consecutive Quarters of Revenue Growth –

DALLAS, TX – October 22, 2008 -- American CareSource Holdings, Inc. (Nasdaq: ANCI) today reported a 127% increase in revenues to approximately $16.1 million for the third quarter ended September 30, 2008 compared to approximately $7.1 million in the same period last year.  The Company’s third quarter revenues also represent a 24% improvement over second quarter 2008 reported revenues of $13.0 million.  For the nine months ended September 30, 2008, the Company reported a 204% improvement in revenues to approximately $40.6 million compared to the same period in 2007.

“The 2008 third quarter results represent our sixth consecutive quarter of record revenue expansion,” stated David S. Boone, Chief Executive Officer of American CareSource.  “This reflects the enormous opportunity in the market for us to pursue and confirms our organization’s ability to execute against that growth potential.  New technology and continued medical cost containment pressure are helping drive more ancillary care services to be performed in alternate settings.  We believe that our network of high quality, cost effective ancillary care service providers will play an important role in containing overall healthcare costs.”

American CareSource will host a conference call to discuss the third quarter financial results on Thursday, November 13, 2008 at 10:00 a.m. central time.  The Company will issue a press release reporting full financial results the same morning.

About Ancillary Healthcare Services
American CareSource provides ancillary healthcare services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 2,500 ancillary service providers at over 25,000 sites. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, timing, issues relating to client implementation and  the effect of economic conditions, competition and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

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